Exhibit 13

AMERICAN DEPOSITARY SHARE PURCHASE AGREEMENT

AMERICAN DEPOSITARY SHARE PURCHASE AGREEMENT, dated as of September 26, 2014 (“Agreement”), by and between, Rangeley Capital Partners, LLC (“Seller”), on the one hand, and METLIFE CHILE ACQUISITION CO. S.A., a Chilean closed corporation (sociedad anónina cerrada) (“Buyer”), on the other hand.

WHEREAS, this Agreement sets forth the terms and conditions upon which Seller will sell to Buyer, and Buyer will purchase from Seller, 74,516 American Depository Shares (“ADS”) of Administradora de Fondos de Pensiones Provida S.A. (the “Company”), each representing fifteen (15) Common Shares, without par value of the Company (“Shares”), for an aggregate of 1,117,740 Shares.

NOW, THEREFORE, in consideration of and reliance upon the foregoing and the mutual agreements contained herein, the parties hereto agree as follows:

1. Purchase and Sale of ADSs. Subject to the terms and conditions of this Agreement, and in reliance on the representations, warranties and covenants contained herein, Seller hereby agrees to sell, assign and transfer to Buyer, and Buyer hereby agrees to purchase and accept from Seller, an aggregate of 74,516 ADSs, and all rights attaching thereto, including without limitation redemption, cancellation or withdrawal rights or any right to receive cash in lieu thereof, voting rights and the right to all dividends or other distributions having a record date after the date hereof (the “Sale ADSs”), for a purchase price equal to $92.2140 per ADS (the “Purchase Price”), without interest or adjustment, free and clear of all liens, equities, claims, options, proxies, voting agreements, charges and encumbrances of whatever nature (collectively, “Liens”), payable simultaneously with the execution of this Agreement (against delivery of the Sale ADSs pursuant to Section 3 of this Agreement) by wire transfer in immediately available funds to the account previously specified in writing by Seller, the receipt of which is hereby acknowledged by Seller.

2. Definitions. For purposes of this Agreement:

(a) an “affiliate” of a person shall mean any entity that directly or indirectly, through one or more intermediaries, controls, or is controlled by or is under common control with such person; and

(b) “$” means United States Dollars.

3. Deliveries; Payment; Closing. Simultaneously with the execution of this Agreement, (a) Seller shall transfer and convey to Buyer, free and clear of all Liens, the Sale ADSs, and deliver to Buyer a signed instrument of transfer in the form attached as Schedule 1 to this Agreement accompanied by (if applicable) an ADS certificate or certificates (endorsed to Buyer), representing the number of Sale ADSs, together with any documents (including without limitation broker’s transfer instructions in the form attached as Schedule 2 to this Agreement (if applicable)) that, in the reasonable judgment of Buyer, are necessary to transfer and convey to, and vest in, Buyer good and valid title to the Sale ADSs, free and clear of all Liens; and (b)

Buyer shall deliver to Seller the Purchase Price for the Sale ADSs, delivered pursuant to Section 1 hereof and in accordance therewith. Notwithstanding anything in this Agreement to the contrary, the closing of the purchase and sale of Sale ADSs shall take place simultaneously with the execution of this Agreement (the “Closing”) at the offices of Skadden, Arps, Slate, Meagher & Flom LLP, Four Times Square, New York, New York 10036.

4. Representations and Warranties of the Seller. Seller represents and warrants to Buyer as follows:

(a) Seller has the necessary legal capacity, power and authority to execute, deliver and carry out the terms and provisions of this Agreement and to consummate the transactions contemplated hereby, and has taken all necessary action to authorize the execution, delivery and performance of this Agreement;

(b) This Agreement has been duly and validly authorized, executed and delivered by Seller and, assuming due authorization, execution and delivery by and on behalf of Buyer, constitutes a legal, valid and binding obligation of Seller, enforceable in accordance with its terms;

(c) As of the date hereof, the Sale ADSs are fully paid and non-assessable;

(d) As of the date hereof, Seller is the owner, beneficially and of record, of the Sale ADSs, free and clear of any Liens, and will transfer at Closing to Buyer good and valid title to the Sale ADSs, free and clear of any Liens;

(e) As of the date hereof, other than the Sale ADSs, Seller is not the owner, beneficially or of record, of any ADSs or Shares;

(f) The execution and delivery of this Agreement do not, and the consummation of the transactions contemplated hereby will not, (i) violate or conflict with any provision of the trust, charter or organizational documents or by-laws or comparable documents of Seller, (ii) result in the imposition of any Liens under, cause or permit the acceleration of any obligation under, or violate or conflict with the terms, conditions or provisions of, any note, indenture, security agreement, lease, guaranty, joint venture agreement, or other contract, agreement or instrument to which Seller is a party or by which Seller or any of the Sale ADSs is bound, or (iii) result in a breach or violation by such Seller of any law, rule or regulation or any order, injunction, judgment or decree of any court, governmental authority or regulatory agency;

(g) There exists no restriction upon the sale and delivery to Buyer of the Sale ADSs by Seller, nor is Seller required to obtain the approval of any person or entity or any court, governmental authority or regulatory agency to effect the sale of such ADSs in accordance with the terms hereof;

(h) There are no claims for brokerage commissions or finder’s fees or agent’s commissions or other like payment in connection with this Agreement or the transactions contemplated hereby; and

(i) Seller has (i) timely paid all Taxes required to be paid by it with respect to the acquisition, ownership or disposition of the Sale ADSs, and (ii) timely filed with the relevant governmental authority such Tax Returns required to be filed by it, and all such Tax Returns were true, correct and complete. The term “Tax” or “Taxes” means all net income, gross income, gross receipts, sales, use, ad valorem, transfer, excess profits, franchise, profits, license, withholding, payroll, employment, unemployment social security, excise, severance, stamp, occupation, premium, property, disability, capital stock, capital gains or windfall profits taxes, customs duties or other taxes, fees, assessments or governmental charges of any kind whatsoever, together with any interest and penalties, additions to tax or additional amounts imposed with respect thereto. The term “Tax Return” means any return, report, declaration, form, documentation, filing, claim for refund or information statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

5. Representations and Warranties of Buyer. Buyer represents and warrants to Seller as follows:

(a) Buyer has the power and authority to execute, deliver and carry out the terms and provisions of this Agreement and consummate the transactions contemplated hereby, and has taken all necessary action to authorize the execution, delivery and performance of this Agreement;

(b) This Agreement has been duly and validly authorized, executed and delivered by Buyer and, assuming due authorization, execution and delivery by and on behalf of Seller, constitutes a legal, valid and binding agreement of Buyer, enforceable in accordance with its terms; and

(c) There are no claims for brokerage commissions or finder’s fees or agent’s commissions or other like payment in connection with this Agreement or the transactions contemplated hereby.

6. Taxes. Seller shall make full and timely payment of any Taxes owed by the Seller in connection with the execution and performance this Agreement and the sale of the Sale ADSs contemplated herein. Anything in the preceding sentence to the contrary notwithstanding, Seller shall be responsible for, and shall pay, any Taxes imposed with respect to the transfer of the Sale ADSs.

7. Release. Seller hereby irrevocably and unconditionally releases and forever discharges Buyer and its affiliates (which, for the avoidance of doubt, shall include without limitation A.F.P. Provida S.A., Inversiones Previsionales S.A. and MetLife, Inc.) and each of their respective Representatives, successors and assigns (collectively, the “Releasees’ ) from any and all claims, demands, litigations, actions, causes of action, suits, investigations, grievances, citations, summons, subpoenas, inquiries, audits, hearings, originating applications to a tribunal, arbitration or proceeding of any nature, civil, criminal, regulatory or otherwise, in law or in equity, pending or threatened (each, an “Action”), whether or not now known or anticipated, which Seller now has, has ever had or may hereafter have against the Releasees with respect to, relating to or arising from the subject matter hereof (which, for the avoidance of doubt, shall include without limitation Seller’s prior purchase of the Sale ADSs).

8. Miscellaneous.

(a) All fees and expenses incurred by any of the parties hereto shall be borne by the party incurring such fees and expenses.

(b) Without limiting the other terms of this Agreement, after the Closing, Seller shall execute and deliver, or shall cause to be executed and delivered from time to time, such further instruments of conveyance and transfer that may be required to convey and deliver the Sale ADSs to Buyer and to perfect Buyer’s title thereto and to accomplish the transactions contemplated by this Agreement.

(c) This Agreement constitutes the entire agreement and supersedes all prior agreements and understandings, whether oral or written, among the parties hereto with respect to the subject matter hereof. This Agreement may not be amended orally, but may only be amended by an instrument in writing signed by each of the parties hereto.

(d) This Agreement shall inure to the benefit of and be binding upon the parties hereto and their directors, officers, trustees, executors, heirs, legal representatives, successors and assigns. Seller may not and shall not assign its obligations hereunder and any assignment in violation of this sentence shall be void. Buyer may at its option assign this Agreement to any of its affiliates (including MetLife, Inc. and its subsidiaries). Nothing contained in this Agreement shall be deemed to give rise to any right in a person not a party hereto (other than any assignee of Buyer) or in Seller or Buyer on behalf of any such person to seek enforcement of, or damages arising out of any alleged default with respect to, any provisions of this Agreement.

(e) All representations, warranties and covenants contained herein shall survive the execution and delivery of this Agreement and the delivery of the Sale ADSs.

(f) This Agreement may be executed in any number of counterparts, including via electronic means, each of which shall, when executed, be deemed to be an original and all of which shall be deemed to be one and the same instrument.

(g) This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of New York, without reference to the conflict of laws principles thereof.

(h) All notices and other communications under this Agreement shall be in writing and delivery thereof shall be deemed to have been made either (i) one (1) business day after such notice shall have been deposited with a nationally-recognized overnight courier service, or (ii) when delivered by hand or transmitted by facsimile transmission, to the party entitled to receive the same at the address or facsimile number indicated below or at such other address or facsimile number as such party shall have specified by written notice to the other parties hereto given in accordance herewith:

(i)	if to Seller, addressed to:

Rangeley Capital, LLC

3 Forest Street

New Canaan, CT

06840

Attn.: Christopher C. DeMuth, Jr.

Fax No.:

if to Buyer, addressed to:

MetLife Chile Acquisition Co. S.A.

c/o MetLife, Inc.

1095 Avenue of the Americas

New York, New York 10036

Attn.: Adam M. Hodes

Fax No.:

with a copy (which shall not constitute notice) to:

MetLife, Inc.

1095 Avenue of the Americas

New York, New York 10036

Attn.: Rolon A. Reed, III

Fax No.:

with a copy (which shall not constitute notice) to:

Skadden, Arps, Slate, Meagher & Flom LLP

Four Times Square

New York, New York 10036

Attn.: Paola Lozano

Fax No.:

(i) This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto. Any waiver by any party of a breach of any provision of this Agreement shall not operate as or be construed to be a waiver of any other breach of such provision or of any breach of any other provision of this Agreement. The failure of a party to insist upon strict adherence to any term of this Agreement on one or more occasions shall not be considered a waiver or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement.

(j) Each of Buyer and Seller hereby irrevocably consents and agrees that any Action against it or any of its assets with respect to any of the obligations arising under or relating to this Agreement shall be brought by Buyer or by Seller exclusively in any state or federal court sitting in the State of New York, and by execution and delivery of this Agreement, Buyer and Seller hereby irrevocably submits to and accepts with regard to any such Action, for itself and in respect of its property, the exclusive jurisdiction of the aforesaid courts and irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of any Action therein. Each party hereto agrees that the summons and complaint or any other process in any Action may be served by notice given in accordance with this Agreement, or as otherwise permitted by law. Each party hereto irrevocably waives the right to trial by jury.

(k) Each of Buyer and Seller have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be interpreted and construed as if drafted jointly by Buyer and Seller and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.

[Signature Pages Follow]

IN WITNESS WHEREOF, and intending to be legally bound hereby, each of the undersigned parties has executed or caused this Agreement to be executed on the date first above written.

By:	/s/ Christopher C. DeMuth, Jr.
	Name:	Christopher C. DeMuth, Jr.
	Title:	Managing Partner

METLIFE CHILE ACQUISITION CO. S.A.

By:	/s/ Robert Einstein
	Name:	Robert Einstein
	Title:	Attorney-in-Fact